UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
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NVE Corporation
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11409 Valley View Road Eden Prairie, MN 55344-3617 www.nve.com

Fellow Shareholders:

Fiscal year 2015 saw record earnings and cash flow driven by record product sales and gross margin. Financial highlights include:
    • Product sales increased 17%
    • Net income increased 29% to $2.95 per diluted share
    • Net cash provided by operating activities was $14.9 million
    • Gross profit margin increased to 80% of revenue

Dividends to Enhance Shareholder Value
With our demonstrated financial strength and history of cash generation, in the past fiscal year we paid our first dividend. The first dividend was $10 million, or $2.06 per share. Additionally, we have paid a second quarterly dividend of $1.00 per share in fiscal year 2016. We plan to continue quarterly dividends to return cash to our shareholders and enhance your shareholder value.

Innovative New Products
Our spintronic technology provides eyes, nerves, and brains for electronic systems, breathing life and intelligence into inanimate objects.

R&D investments and the creativity of our development team resulted in a number of new products the past year. New products include custom medical device sensors, high-voltage couplers for smart grid and medical instrument applications, quarter-size (“QSOP”) couplers, and high-voltage Micro-Small Outline Package (“MSOP”) couplers. QSOP and MSOP couplers are billed as the world’s smallest high-performance couplers of their type. These unique products support global trends of smarter and smaller connections and an “Internet of Things.”

Increased Contract R&D
Contract research and development revenue increased 63% in the past fiscal year. Although still a small portion of our revenue, contract R&D gives us more opportunities to innovate. For example, in the past year we successfully completed a prestigious National Science Foundation grant to develop spintronic sensors for faster detection of food-borne pathogens. We are continuing to develop the technology toward a goal of commercialization. We are also developing anti-tamper technologies that protect high-value electronics today, and could protect everyday electronics in the future.

Patents
New patents demonstrate the inventiveness of our employees. In the past year we were granted U.S. patents relating to couplers and anti-tamper systems, and received an issue notification for a patent relating to biosensors.

Future Growth
Financial strength, unique technology, and innovative products position us well for future growth. We look forward to continuing to lead a spintronics revolution.

Sincerely,

Daniel A. Baker
President and Chief Executive Officer

Statements used in this letter that relate to future plans, events, or performance are forward-looking statements that are subject to certain risks and uncertainties including the risk factors listed from time to time in our filings with the SEC, including our Annual Report on Form 10-K and other reports filed with the SEC. The Company undertakes no obligation to update forward-looking statements.